EXHIBIT 2.4

[Translation]

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement Amending Agreement on Support for Reorganization Companies

Micron Technology, Inc. (“Micron”) and Nobuaki Kobayashi and Yukio Sakamoto as trustees of the Reorganization Company and the Akita Reorganization Company (both trustees collectively, the “Initial Trustees”) enter into as follows this agreement amending part of the content of the Agreement on Support for Reorganization Companies, which was entered into on July 2, 2012, between Micron and the Initial Trustees, as the same was amended on October 29, 2012 (as so amended, the “Sponsor Agreement”) (this agreement being executed, this “Amendment Agreement”).  The terms used in this Amendment Agreement, except for the terms defined in this Amendment Agreement, have the same meanings as defined for them in the Sponsor Agreement.  For the purpose of this Amendment Agreement, the “Trustees” shall also mean the Initial Trustees, for so long as they are serving as trustees of Both Reorganization Companies, and any other person appointed by Both Companies’ Courts as a trustee of Both Reorganization Companies after the Execution Date, but excluding the Business Trustee.

Article 1

1                              Article 24.1 of the Sponsor Agreement is amended to read as follows.

1                This Agreement will terminate only if

(1)                                 this Agreement is cancelled under the next article,

(2)                                 a decision of completion of reorganization proceedings is made with respect to both of Both Companies’ Reorganization Cases,

(3)                                 both of Both Companies’ Reorganization Proceedings are terminated for a reason other than (1) or (2), or

(4)                                 this Agreement is terminated by the Trustees in accordance with Article 24.6 below.

2                              Article 24 of the Sponsor Agreement is amended to add the following provision as Article 24.6 thereunder.

6                This Agreement may be terminated by the Trustees in accordance with, and subject to, the terms and conditions set forth in this Article 24.6.

(1)                                 In the event of a failure or failures by the Sponsor or one more of its subsidiaries to pay amounts payable pursuant to one or more of the Supply Agreement, R&D Services Agreement and General Services Agreement (or successor or replacement agreements) when due in accordance with the terms of such agreements which failure or failures are continuing and material in the aggregate (such non-payment, together with any related further such non-payments, collectively, a “Non-Payment Event”), the Trustees may deliver a notice of such non-payment or non-payments to the applicable non-paying party (with a copy of any such notice to Sponsor, if Sponsor is not the non-paying party).

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)                                 In the event any notice is given in accordance with paragraph (1) above, each of the Sponsor (and any applicable Sponsor subsidiary), the Reorganization Company, the Trustees and the Business Trustee, will consult in good faith with one another with respect to the issues giving rise to such Non-Payment Event and make efforts as much as possible to a reasonable extent to resolve such issues.

(3)                                 If:

A.                                    As of any date following notice of a Non-Payment Event given in accordance with paragraph (1) above:

(a)                                 The Non-Payment Event is continuing and the applicable past due amounts have not been paid, and

(b)                                 As a result of the Non-Payment Event, the Reorganization Company does not have sufficient resources available to it (including (x) funds on hand (including any such funds provided by Sponsor or its affiliates) or readily available (including funds readily available under then-existing credit or similar arrangements) and any funds in the Trustees’ Account and (y) the aggregate amounts reasonably expected to be received by the Reorganization Company upon collection of receivables or other rights to payment during such period (based on cash flow projections prepared by management of the Reorganization Company, based on reasonable assumptions reflecting the circumstances of the applicable Non-Payment Event)) to pay [*] (defined as described in paragraph (4) below) when required (but, with respect to the amounts in (y) above, to the extent that such amounts are reasonably expected to be available to pay obligations when required to be paid) (in all cases, after applying reasonable assumptions with regard to deferment or postponement of such payments without unreasonable cost or other obligation)), or

B.                                    As of any date following a period of at least 90 days of consultation with respect to a Non-Payment Event in accordance with paragraph (2) above without a resolution to the mutual satisfaction of Sponsor and the Trustees:

(a)                                 The Non-Payment Event is continuing and the applicable past due amounts have not been paid, and

(b)                                 As a result of the Non-Payment Event, the Reorganization Company does not have sufficient resources available to it (including (x) funds on hand (including any such funds provided by Sponsor or its affiliates) or readily available (including funds readily available under then-existing credit or similar arrangements) and any funds in the Trustees’ Account and (y) the aggregate amounts reasonably expected to be received by the Reorganization Company upon collection of receivables or other rights to payment during such

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

period (based on cash flow projections prepared by management of the Reorganization Company, based on reasonable assumptions reflecting the circumstances of the applicable Non-Payment Event)) to pay [*] (defined as described in paragraph (4) below) when required (but, with respect to the amounts in (y) above, to the extent that such amounts are reasonably expected to be available to pay obligations when required to be paid) (in all cases, after applying reasonable assumptions with regard to deferment or postponement of such payments without unreasonable cost or other obligation), then, the Trustees may terminate this Agreement (subject to Court approval) by written notice to Sponsor, provided such notice is given within 30 days of the first date the conditions to termination described in paragraph (3)A or (3)B, as applicable, above have occurred or such later date as agreed in writing by the Sponsor.

Any termination pursuant to this paragraph (3) will be effective on the 10th business day after the giving of such notice of termination unless the applicable past due amounts have been paid on or prior to such 10th business day.

For avoidance of doubt, resources available to the Reorganization Company for purposes of clause (b) of paragraphs (3)A and (3)B, as of any applicable date, will include any funds provided to the Reorganization Company by Sponsor or any of its affiliated companies prior to such date and held by the Reorganization Company or in the Trustees’ Account as of such date.

(4)                                 For purposes of paragraph (3) of this Article 24.6, as of any date of determination:

A.                                    [*]

B.                                    [*]

(5)                                 For purposes of this Article 24.6:

A.                                    “Supply Agreement” means that certain Front-End Manufacturing Supply Agreement to be entered into by Micron Semiconductor Asia Pte. Ltd. and the Reorganization Company at or following the Closing as contemplated by Attachment 7-1 to this Agreement, as such agreement may be amended from time to time.

B.                                    “R&D Services Agreement” means that certain Research and Development Engineering Services Agreement to be entered into by Sponsor and the Reorganization Company at or following the Closing as contemplated by Attachment 7-1 to this Agreement, as such agreement may be amended from time to time.

C.                                    “General Services Agreement” means that certain General Services Agreement to be entered into by Micron Semiconductor Asia Pte. Ltd. and

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Reorganization Company at or following the Closing as contemplated by Attachment 7-1 to this Agreement, as such agreement may be amended from time to time.

(6)                                 In the event this Agreement is terminated pursuant to this Article 24.6, the Supply Agreement, the R&D Services Agreement and the General Services Agreement shall also automatically terminate, unless otherwise agreed by the parties thereto.

Article 2

Article 17 of the Sponsor Agreement is amended to add the following provisions as Article 17.10, 17.11, 17.12 and 17.13 thereunder.

10          The Trustees shall, from time-to-time as requested by the Sponsor after consultation with the Business Trustee and the Trustees, apply to Both Companies Courts for appointment as deputy business trustees those persons who the Sponsor designates as candidates for deputy business trustees (up to several candidates) for Both Reorganization Companies (the deputy business trustees appointed, in this Agreement, the “Deputy Business Trustees”).

11          For the purpose of this Agreement, any act or omission to act of any Deputy Business Trustee in his or her capacity as the Deputy Business Trustee shall be regarded as an act or omission to act of the Business Trustee.

12          The Sponsor and the Business Trustee shall make efforts as much as possible to a reasonable extent to carry out comprehensive supervision so that the Deputy Business Trustees shall not perform their duties in such manner as prohibited in Article 17.6.

13          The Deputy Business Trustees are not to receive any remuneration from Both Reorganization Companies for services in their capacity as the Deputy Business Trustees.

Article 3

Article 26 of the Sponsor Agreement is amended to add the following provision as Article 26.7 thereunder.

7                 For avoidance of doubt, the parties acknowledge that the Sponsor shall have no ownership right in any discussions, reports, evaluations and records prepared by or for the Trustees, the Court and/or the Examiner acting in such capacity, including any records of any such proceedings, in connection with Both Companies Reorganizations Proceedings (“Both Reorganization Companies Proceedings Information”) even though such Both Reorganization Companies Proceedings Information may include Confidential Information, provided that the confidentiality of any such Confidential Information shall be subject to, and maintained in accordance with, the provisions of the Confidentiality

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement and this Article 26, as applicable.

Article 4

Article 34 of the Sponsor Agreement is amended to read as follows:

No purported amendment to or modification of any provision whatsoever of this Agreement is valid except for where it has been executed in a writing affixed with the name and seal of, or signature of, the representative of the Sponsor and of the Trustees and approved by Both Companies’ Courts.

Article 5

Micron and the Trustees acknowledge and agree that the following agreements to be entered into following the Closing in connection with the implementation of the cost plus model will require approval of Both Companies’ Courts:

1.              Marketing and Sales Support Agreement to be entered into between the Reorganization Company and Micron Japan Limited

2.              Asset Sale Agreement to be entered into between the Reorganization Company and Micron Japan Limited

Article 6

Discussions leading up to the execution of this Amendment Agreement, the existence of this Amendment Agreement, and the content of this Amendment Agreement all correspond to Confidential Information under the Sponsor Agreement.

Article 7

The Trustees (which include Both Reorganization Companies) and Micron shall each bear their own respective expenses required for the Performance of this Amendment Agreement, except for where provided otherwise in this Amendment Agreement.

Article 8

Micron and the Trustees may not assign, transfer, or otherwise dispose of any rights or obligations whatsoever that they have under this Amendment Agreement or their status under this Amendment Agreement to anyone without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); provided, however, that Micron may transfer any rights or obligations whatsoever under this Amendment Agreement or its status under this Amendment Agreement to any of its affiliated companies without the prior written consent of the Trustees if Micron continues to owe the obligations under this Amendment Agreement after such transfer.

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 9

Notwithstanding the preceding Article, if one of the Trustees ceases being a trustee of Both Reorganization Companies (that party, the “Changed Party”; the other party constituting the Trustees, the “Non-Changed Party”) and

(1)                       a trustee is not appointed in place of the Changed Party—the Non-Changed Party shall exercise rights and perform obligations as the Trustees by itself or

(2)                       a trustee is appointed in place of the Changed Party—the person so appointed and the Non-Changed Party shall exercise rights and perform obligations as the Trustees.

Article 10

Micron and the Trustees (which include Both Reorganization Companies) agree to Japanese Law being the governing Law of this Agreement.

Article 11

Micron and the Trustees (which include Both Reorganization Companies) shall endeavor to resolve disputes relating to this Amendment Agreement through their consultation, and if a dispute cannot be resolved through such consultation, the dispute must be resolved in court, with the Tokyo District Court having exclusive jurisdiction as the court of first instance.

Article 12

1                               This Amendment Agreement is executed in the Japanese language. Even if this Amendment Agreement is translated into another language other than the Japanese language, only the Japanese language version is the official version of this Amendment Agreement, the Japanese language version always prevails over any translation in any language other than the Japanese language, and the translation may not be used as the basis for any interpretation of this Amendment Agreement.

2                               Unless otherwise provided herein, all documents executed in accordance or connection with this Amendment Agreement must be executed in the Japanese language, and the preceding paragraph applies mutatis mutandis with respect to the relationship between documents so executed and translations of them in any language other than the Japanese language.

Article 13

No purported amendment to or modification of any provision whatsoever of this Amendment Agreement is valid except for where it has been executed in a writing affixed with the name and seal of, or signature of, a representative of Micron and the Trustees and approved by Both Companies’ Courts.

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 14

This Amendment Agreement will take effect only if the approvals of Both Companies’ Courts are obtained.

Article 15

If a doubt arises concerning an interpretation of this Amendment Agreement or a matter that has not been provided for in this Amendment Agreement, Micron and the Trustees shall consult sincerely in good faith.

Article 16

This Amendment Agreement constitutes the entire agreement existing between the parties relating to the subject matter hereof and supersedes and replaces in its entirety all other prior agreements and undertakings (including the Sponsor Agreement), both written and oral, between the parties with respect to the content of this Amendment Agreement.

Article 17

The entry into this Amendment Agreement does not affect any rights of either Micron or the Trustees nor shall it be construed as a waiver of any rights that either Micron or the Trustees, as the case may be, may have against the other party(ies), except as specifically addressed in this Amendment Agreement.

[Signature page follows]

[*]   Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Micron and the Initial Trustees have executed this Agreement in 2 originals by affixing their names and seals, or signatures, to each original, and Micron and the Initial Trustees have retained 1 executed original each.

July 31, 2013

Sponsor

By:	/s/ Mark Durcan

Name:	D. Mark Durcan

Title:	Chief Executive Officer

Initial Trustees

/s/ Nobuaki Kobayashi
Nobuaki Kobayashi

/s/ Yukio Sakamoto
Yukio Sakamoto